Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

December 13, 2017 Packaging Corporation of America 1955 West Field Court Lake Forest, Illinois 60045

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Packaging Corporation of America, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-221917), including the prospectus constituting a part thereof, dated December 11, 2017, and the final supplement to the prospectus, dated December 11, 2017 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 2.450% Senior Notes due 2020 and $500,000,000 aggregate principal amount of the Company’s 3.400% Senior Notes due 2027 (the “Securities”). The Securities will be issued pursuant to an Indenture, dated as of July 21, 2003, between the Company and U.S. Bank National Association, as trustee, as supplemented by an officers’ certificate (collectively, the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered. As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that the Securities, when duly executed and delivered and authenticated in accordance with the Indenture and when payment therefor is received, will have been duly issued

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Packaging Corporation of America

December 13, 2017

and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (b) the enforcement of provisions imposing liquidated damages, penalties or an increase in the interest rate upon the occurrence of certain events may be limited in certain circumstances.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K as Exhibit 5.1 thereto and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion expressed herein is as of the date hereof. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise or to reflect any facts or circumstances that may hereafter come to our attention.

This opinion is furnished in connection with the filing of a Current Report on Form 8-K and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ MAYER BROWN LLP

MAYER BROWN LLP